Exhibit 2

Oi S.A. - In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33 3 0029520-8

Publicly-Held Company

FINAL VOTING CHART

Final voting chart of the Extraordinary Shareholders’ Meeting held on July 22, 2016, at 11 a.m., at the headquarters of the Company, located at Rua do Lavradio, 71, Centro, in the City of Rio de Janeiro, RJ.

	Items	Resolution	In favor	Contrary	Abstention
(1)	Ratify the Company’s request for judicial reorganization, submitted together with certain of its wholly-owned direct and indirect subsidiaries as an urgent measure in the District of the Capital of the State of Rio de Janeiro on June 20, 2016.	Approved	270,046,221	2,600,495	74,692,580
	% of the valid votes		99.05%	0.95%	—
(2)	Authorize the Company’s management to make arrangements and perform all acts necessary in relation to the performance of the matter described in item (i) of the Agenda, as well as to ratify all actions taken to date.	Approved	270,047,456	2,600,955	74,690,885
	% of the valid votes		99.05%	0.95%	—